                              SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                 bebe stores, inc.
                  (Name of Registrant as Specified In Its Charter)

Payment of filing fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount previously paid:
          (2)  Form, Schedule or Registration No.:
          (3)  Filing Party:
          (4)  Date Filed:

                                    [bebe logo]

                                                               October 19, 1998

Dear Shareholders,

Fiscal 1998 was a very exciting year for bebe stores, inc. It was a year in which we achieved record financial results, expanded awareness of the bebe brand and became a public company.

Our net sales for the year reached an all-time high of more than $146 million, an increase of 54 percent over fiscal 1997. The record sales reflected growth across all product categories and represents a solid validation of the various management, product and operational initiatives that we began implementing in 1996. Earnings per share also reached a record level at $.73 per share. Gross margins rose to over 51 percent compared with 43 percent in the previous year. Over the course of the year, we opened seven new stores, bringing our total store count to 86 as of year's end.

We are proud to report strong comparable store sales growth for the year. We believe this was the result of several factors: a broader merchandise offering that was well received by our customers, increased effectiveness in our merchandise planning and management, and our expanded high-impact advertising program and public relations campaigns.

Over the last two years, we have significantly expanded our product offering to include a broader array of tops, separates, dresses, leather, logo and accessory items. In fiscal 1998, this expanded collection was very well received.

We continue to receive a strong positive response to our distinctive image campaign. The campaign played a key role in driving our sales through enhanced brand awareness by addressing the aspirational quality of the bebe brand.

All of us at bebe are excited about the coming year and about continuing to support the contemporary lifestyle of our customer. We are proud to be a public company, and look forward to sharing our vision and our progress with you as we move ahead.

Sincerely Yours,

/s/ Manny Mashouf

Manny Mashouf
President and Chief Executive Officer

                                    [bebe logo]


                                  380 VALLEY DRIVE
                            BRISBANE, CALIFORNIA  94005

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD NOVEMBER 23, 1998




Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of bebe stores, inc., a California corporation (the "Company"), which will be held on November 23, 1998, at 9:30 a.m. local time, at the Company, 380 Valley Drive, Brisbane, California for the following purposes:

     1. To elect five (5) directors of the Company to hold office for a one-year term and until their respective successors are elected and qualified.

     2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public auditors for the fiscal year ending June 30, 1999.

     3. To transact such other business as may come properly before the meeting.

Shareholders of record at the close of business on October 9, 1998, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relating to the meeting during ordinary business hours at the Company.



                                        By Order of the Board of Directors,


                                        /S/ MANNY MASHOUF

                                        Manny Mashouf
                                        CHAIRMAN OF THE BOARD OF DIRECTORS,
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER




Brisbane, California
October 19, 1998

                                    [bebe logo]


                                  380 VALLEY DRIVE
                            BRISBANE, CALIFORNIA  94005


                 PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS



     The accompanying proxy is solicited by the Board of Directors of bebe stores, inc., a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on November 23, 1998, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The date of this Proxy Statement is October 19, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to shareholders.

                                 GENERAL INFORMATION

ANNUAL REPORT

     An annual report on Form 10-K for the fiscal year ended June 30, 1998, is enclosed with this Proxy Statement.

VOTING SECURITIES

     Only shareholders of record as of the close of business on October 9, 1998, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 23,889,997 shares of Common Stock of the Company, par value $0.001 per share (the "Common Stock"), issued and outstanding. Shareholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by the Company. The Company will solicit shareholders by mail through its regular employees and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company also may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

VOTING OF PROXIES

     All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposals. A shareholder giving a proxy has the power to revoke his, her or its proxy, at any time prior to the time it is voted, by delivery to the Chief Financial Officer of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of September 30, 1998, with respect to the beneficial ownership of the Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock, (ii) each director and director-nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table below and (iv) all executive officers and directors of the Company as a group:

                                                                            SHARES OWNED (1)
                                                                    --------------------------------
NAME AND ADDRESS OF                                                     NUMBER        PERCENTAGE OF
BENEFICIAL OWNERS (#)                                                  OF SHARES         CLASS (2)
-----------------------------------------------------------------   --------------   ---------------
Manny Mashouf (2)                                                     21,014,997          88.0%
Barbara Bass (3)                                                         212,250           *
Corrado Federico (4)                                                     212,250           *
Neda Mashouf (5)                                                      21,014,997          88.0
Philip Schlein (4)                                                       212,500           *
Greg Scott (6)                                                           141,500           *
Blair W. Lambert (6)                                                     141,500           *
All directors and executive officers as a group (7 persons) (7)       21,934,747          88.4

-----------------------
*    Less than 1%


(1) Number of shares beneficially owned and the percentage of shares beneficially owned are based on 23,889,997 shares outstanding as of September 30, 1998. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC"). Options granted under the Company's 1997 Stock Plan, as amended, are immediately exercisable subject to vesting and the Company's right of repurchase under certain circumstances. Shares of Common Stock subject to options are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Mr. Mashouf's address is c/o bebe stores, inc., 380 Valley Drive, Brisbane, California 94005. Includes 262,780 shares held by trusts for Mr. Mashouf's children, as to which shares Mr. Mashouf disclaims beneficial ownership. Mr. Mashouf is the Chairman, President and Chief Executive Officer of the Company.

(3) Represents 212,500 shares subject to immediately exercisable options, of which 134,425 would not be vested within 60 days of September 30, 1998, and therefore subject to the Company's right of repurchase under certain circumstances.

(4) Represents 212,500 shares subject to immediately exercisable options, of which 127,350 would not be vested within 60 days of September 30, 1998, and therefore subject to the Company's right of repurchase under certain circumstances.

(5) Consists of shares of which Ms. Mashouf disclaims beneficial ownership, held by Mr. Mashouf, Ms. Mashouf's husband, and 262,780 shares held by trusts for Mr. Mashouf's children.

(6) Represents 141,500 shares subject to immediately exercisable options, of which 101,408 would not be vested within 60 days of September 30, 1998, and therefore subject to the Company's right of repurchase under certain circumstances.

(7) Includes an aggregate of 919,750 shares subject to immediately exercisable options held by the directors and officers, of which 591,942 would not be vested within 60 days of September 30, 1998, and therefore subject to the Company's right of repurchase under certain circumstances. Also includes 262,780 shares held by trusts for Mr. Mashouf's children, as to which shares Mr. and Ms. Mashouf disclaim beneficial ownership.

                                   PROPOSAL NO. 1

                               ELECTION OF DIRECTORS

          The Board of Directors of the Company currently consists of five directors. Management's nominees for election at the Annual Meeting of Shareholders to the Board of Directors are listed below. If elected, the nominees will serve as directors until the Company's Annual Meeting of Shareholders in 1999, and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although Management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as Management may designate.


DIRECTOR-NOMINEES

          The table below sets forth for the Company's director-nominees to be elected at this meeting, and information concerning their age and background:

NAME                  AGE                         POSITION
------------------  --------    ------------------------------------------------
Manny Mashouf          60       Chairman, President and Chief Executive Officer
Neda Mashouf           35       Director and Design Director
Barbara Bass*          47       Director
Corrado Federico*      57       Director
Philip Schlein*        64       Director

----------------------------------
*         Member, Audit Committee and Compensation Committee

          MANNY MASHOUF founded the Company and has served as Chairman, President and Chief Executive Officer of the Company since the Company's incorporation in 1976. Mr. Mashouf is the husband of Neda Mashouf, a Director of the Company, and the father of Paul Mashouf, the Secretary of the Company.

          NEDA MASHOUF has served as a Director of the Company since September 1984 and has been employed by the Company since 1984, most recently as Design Director. Ms. Mashouf is the wife of Manny Mashouf, the Chairman, President and Chief Executive Officer of the Company.

          BARBARA BASS has served as a Director of the Company since February 1997. Since 1993, Ms. Bass has served as the President of the Gerson Bakar Foundation. From 1989 to 1992, Ms. Bass served as President and Chief Executive Officer of the Emporium Weinstock Division of Carter Hawley Hale Stores, Inc., a department store chain. Ms. Bass also serves on the Board of Directors of Starbucks Corporation, DFS Group Limited and The Bombay Company, Inc.

          CORRADO FEDERICO has served as a Director of the Company since November 1996. Since 1991, Mr. Federico has served as the President of Corado, Inc., a land development firm. From 1986 to 1991, Mr. Federico held the position of President and Chief Executive Officer of Esprit. Mr. Federico also serves on the Board of Directors of Hot Topic, Inc.

          PHILIP SCHLEIN has served as a Director of the Company since December 1996. Since April 1985, Mr. Schlein has been a general partner of U.S. Venture Partners, a venture capital firm specializing in retail and consumer products companies. From January 1974 to January 1985, Mr. Schlein served as President and Chief Executive Officer of Macy's California, a division of R. H. Macy & Co, Inc., a department store chain. Mr. Schlein also serves as on the Board of Directors of Ross Stores, Inc., ReSound Corporation, Quick Response Services and Burnham Pacific Properties, Inc.

BOARD MEETINGS AND COMMITTEES

          During the fiscal year ended June 30, 1998, the Board of Directors held eleven (11) meetings. Each director serving on the Board of Directors in fiscal year 1998 attended at least 75% of such meetings of the Board of Directors and the Committees on which he or she serves.

          The Audit Committee, which consists of all of the non-employee directors, oversees actions taken by the Company's independent auditors, recommends the engagement of auditors and reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews and evaluates the Company's control functions and reviews the Company's
investment policy.   During the fiscal year ended June 30, 1998, the Audit
Committee held one (1) meeting.

          The Compensation Committee, which consists of all of the non-employee directors, makes recommendations to the Board of Directors concerning salaries and incentive compensation for employees and consultants of the Company. The Compensation Committee also administers the Company's 1997 Stock Plan. During the fiscal year ended June 30, 1998, the Compensation Committee held one (1) meeting. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

          If a quorum representing a majority of all outstanding shares of Common Stock is present and voting, either in person or by proxy, the five nominees for director receiving the highest number of votes will be elected. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes, on the other hand, will have no effect on the outcome of the vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

                                   PROPOSAL NO. 2

             RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

          The Board of Directors of the Company has selected Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending June 30, 1999. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

          The affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders, at which a quorum representing a majority of all outstanding shares of Common Stock is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes, on the other hand, will have no effect on the outcome of the vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 1999.

                       EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth information for the fiscal years ended June 30, 1998, 1997 and 1996 concerning the compensation of the Chief Executive Officer of the Company and the four most highly compensated executive officers of the Company as of June 30, 1998, whose total salary and bonus for the year ended June 30, 1998, exceeded $100,000, for services in all capacities to the Company and its subsidiaries:


                              SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                    ANNUAL COMPENSATION              COMPENSATION
                                            --------------------------------------   ------------
                                                                                        AWARDS
                                                                                     ------------
                                                                                      SECURITIES
                                                                                      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR        SALARY        BONUS (1)       OPTIONS     COMPENSATION
----------------------------------------    -------      --------    -------------   ------------   -------------
Manny Mashouf                                 1998       $513,050     $1,650,000(2)         -           $2,549
     President and                            1997        449,921        155,754            -            1,572(3)
     Chief Executive Officer                  1996        330,000            -              -              922

Greg Scott (4)                                1998        198,066         60,000            -            2,642
     Vice President of Merchandising          1997        159,288         50,210        141,500            -
                                              1996         58,557            -              -              -

Blair W. Lambert (5)                          1998        175,251         52,500            -              -
     Vice President of Finance and            1997        139,694         43,373        141,500            -
     Chief Financial Officer                  1996            -              -              -              -

-------------------------
(1) Except as disclosed in Footnote 2 below, bonuses are based on the Company's Profit Sharing Plan (the "Profit Sharing Plan"). See "Report of the Compensation Committee of the Board of Directors on Executive Compensation."

(2) Includes a bonus of $1.5 million in recognition of the Company's significant improvement in performance. The Company currently does not plan to award bonuses of this size annually. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation--Chief Executive Officer Compensation."

(3)  Represents a matching contribution to 401(k) contributions.

(4)  Mr. Scott joined the Company in January 1996.

(5)  Mr. Lambert joined the Company in June 1996.

     No grants of options to purchase Common Stock were made during the fiscal year ended June 30, 1998, to the persons named in the Summary Compensation Table. No options to purchase Common Stock were exercised in the fiscal year ended June 30, 1998. The following table provides the specified information concerning unexercised options held as of June 30, 1998, by the persons named in the Summary Compensation Table:


                            AGGREGATED OPTION EXERCISES
                             AND FISCAL YEAR-END VALUES


                                  Number of Securities                 Value of Unexercised
                                 Underlying Unexercised                    In-the-Money
                                 Options at June 30, 1998          Options at June 30, 1998 (1)
                             -------------------------------    --------------------------------
Name                         Exercisable (2)   Unexercisable    Exercisable (2)    Unexercisable
-------------------------    --------------    -------------    --------------     -------------
Manny Mashouf                       -               -                   -                -
Greg Scott                      141,500               0          $1,606,733               $0
Blair W. Lambert                141,500               0           1,606,733                0

--------------------
(1) Calculated by determining the difference between the fair market value of the securities underlying the option at June 30, 1998 of $13.125, the closing price as reported by the Nasdaq National Market and the exercise price of the Named Executive Officer's option ($1.77).

(2) Under the 1997 Stock Plan, options granted are immediately exercisable subject to vesting and the Company's right of repurchase under certain circumstances. The Company's right of repurchase generally lapses over a four year period, as to 20% of the shares one year from the grant date, 1/60th of the shares in each of the successive twelve months and 1/40th of the shares in each of the successive twenty-four months with full lapse of the repurchase option occurring on the fourth anniversary date. See also "Change in Control Arrangements."


CHANGE IN CONTROL ARRANGEMENTS

     In the event of a Change of Control (as defined in the 1997 Stock Plan), options granted to the nonemployee directors and Mr. Lambert shall accelerate and become fully vested, and the Company's right to repurchase shall lapse.

DIRECTOR COMPENSATION

          The Company's non-employee directors are paid a fee of $500 for each meeting of the Board of Directors that they attend. The Company also reimburses all directors for their expenses incurred in attending such meetings. In addition, certain directors have been granted options to purchase Common Stock in the past, and options may be granted to directors of the Company in the future. Specifically, each of Ms. Bass, Mr. Federico and Mr. Schlein have received options to purchase 212,250 shares of Common Stock, at an exercise price of $1.77 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the last fiscal year, executive compensation was administered by the Compensation Committee comprised of three outside directors of the Board of Directors, Ms. Bass, Mr. Federico and Mr. Schlein.

              SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons. Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% shareholders were complied with and filed in a timely matter.

                                CERTAIN TRANSACTIONS

     From time to time during the last three fiscal years, Mr. Mashouf has loaned to or borrowed from the Company various amounts of cash ranging from loans to the Company of up to $500,000 and advances on bonuses from the Company of up to $200,000. Loans to the Company by Mr. Mashouf bore interest at an annual rate of 10%. The Company did not accrue interest on advances on bonuses to Mr. Mashouf. As of September 30, 1998, there were no borrowings due to Mr. Mashouf from the Company or advances owed to the Company by Mr. Mashouf.

                          COMPARISON OF SHAREHOLDER RETURN

     The following graph compares the percentage change in the Company's cumulative total shareholder return on Common Stock with (i) Standard & Poor's 500 Stock Index ("S&P 500") and (ii) the Standard & Poor's Textile/Apparel Index ("S&P Textile Index") from June 17, 1998 to June 30, 1998. The graph assumes an initial investment of $100 and reinvestment of dividends.(1) The graph is not necessarily indicative of future price performance.


      COMPARISON OF CUMULATIVE TOTAL RETURN OF JUNE 17, 1998 TO JUNE 30, 1998

                                      [GRAPH]



                                          06/17/98       06/30/98
         S&P Textile Index                 $100.00        100.63

         S&P500                            $100.00        102.36

         bebe stores, inc.                 $100.00        119.32

--------------------
(1)  No dividends have been declared on the Company's Common Stock.

                       REPORT OF THE COMPENSATION COMMITTEE
                OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION


     The Compensation Committee of the Board of Directors for fiscal 1998 consisted of the three nonemployee directors of the Company, Ms. Bass, Mr. Federico and Mr. Schlein.

     The Compensation Committee is responsible for setting and administering the policies governing compensation of the executive officers of the Company, including cash compensation and stock ownership programs. The goals of the Company's compensation policy are to attract and retain executive officers who contribute to the overall success of the Company, by offering compensation which is competitive in the retail apparel industry for companies of the Company's size, to motivate executives to achieve the Company's business objectives and to reward them for their achievements. The Company generally uses salary, incentive compensation and stock options to meet these goals.

SALARY

     Salaries are set by the Compensation Committee for each executive officer, including the Chief Executive Officer, within the range of salary for similar positions in other companies of similar size in retail apparel industry, based on a number of available published surveys, which do not specifically identify companies, as adjusted for the Company's projected revenue levels and regional salary differences. Salaries generally are targeted at the median of salaries among comparable companies, although the salaries also are adjusted based on each officer's experience, tenure and prior performance. In preparing the performance graph set forth in the section entitled "COMPARISON OF SHAREHOLDER RETURN," the Company has selected Standard and Poor's Textile/Apparel Index as its published industry index; however, the companies included in the Company's salary survey are not necessarily those included in this index, because companies in the index may not compete with the Company for executive talent, and companies which do compete for executive talent may not be publicly traded.

     The Chief Executive Officer annually evaluates the performance of the other executive officers, and recommends salary adjustments to the Compensation Committee. The Compensation Committee evaluates the individual performance of the executive officer and the financial performance of the Company for that fiscal year. Additionally, the Compensation Committee places weight on the competitive employment situation in the Company's industry and geographic area in considering salary adjustments.

     In April 1997, the Chief Executive Officer evaluated the performance of the Company and Mr. Lambert from the time he joined the Company in June 1996, and increased Mr. Lambert's annual salary by 25%.(1) In December 1997, based on the Chief Executive Officer's evaluation of the performance of the Company and Mr. Scott in calendar year 1997, the Compensation Committee increased Mr. Scott's annual salary by approximately 28%. The Compensation Committee believes that such increases in salary were advisable to encourage these executive officers to remain with the Company and to reward these executive officers for the Company's performance during said periods.

INCENTIVE COMPENSATION

     The Company maintains a Profit Sharing Plan to reward certain employees of the Company for their participation in the Company's success and to provide incentive for such employees to continue to maximize the Company's profitability. Pursuant to the Profit Sharing Plan, each employee receives an annual, non-discretionary bonus equal to a certain percentage of his or her base salary if the Company meets or exceeds specific profitability targets for the fiscal year, subject to certain participation requirements.

     In fiscal 1998, the Company exceeded the specified profitability targets, and, accordingly, Messrs. Scott and Lambert received incentive compensation of approximately 30% of their respective annual salaries at the end of fiscal 1998 as provided in the Profit Sharing Plan.

--------------------------
(1)  The Compensation Committee was not established until December 1997.

STOCK OPTIONS

     The Company believes that employee equity ownership provides executive officers with significant additional motivation to maximize value for the Company's shareholders. Because the stock options are granted at the prevailing market price, the stock options will only have value if the Company's stock price increases over the exercise price. Therefore, the Committee believes that stock options will serve to align the interests of executive officers closely with other shareholders because of the direct benefit executive officers receive through improved stock performance.

     On June 26, 1997, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, stock option grants to certain of the executive officers, based on the achievement of individualized objectives and the financial performance of the Company for fiscal 1997. In each case the size of each grant was based upon the relative seniority and responsibilities of each executive officer and the historical and expected contributions of each executive officer to the Company. Such grants were immediately exercisable, subject to the Company's right of repurchase that lapses over a four-year period. At the end of fiscal 1998, the Compensation Committee reviewed the options recently granted to the executive officers in fiscal 1997 and determined that such options were sufficient incentive and
reward for the executive officers for such period.   No additional options
were granted to executive officers in fiscal 1998.

CHIEF EXECUTIVE OFFICER COMPENSATION

     SALARY. The Compensation Committee generally evaluates the performance and sets the salary of the Company's Chief Executive Officer on an annual basis. In assessing the annual salary of the Chief Executive Officer, the Compensation Committee evaluates his performance and the financial performance of the Company for that fiscal year. Additionally, the Compensation Committee reviews the competitive employment situation in the Company's industry and geographic area in considering salary adjustments. Pursuant to this evaluation process, the Compensation Committee increased Mr. Mashouf's annual salary from $360,000 to $500,000 in January 1997. The Compensation Committee believes that such increase in salary was advisable to reward the Chief Executive Officer for the Company's performance in calendar 1996. At the end of fiscal 1997, the Compensation Committee reviewed the salary of the Chief Executive Officer and determined that the recent increase to his salary was sufficient at that time.

     INCENTIVE COMPENSATION. In recognition of the Company's significant improvement in financial performance from fiscal 1996 through fiscal 1998, the Compensation Committee granted Mr. Mashouf a discretionary bonus of $1,500,000 in December 1997. The Compensation Committee currently does not plan to award bonuses of this size annually.

     Because the Company exceeded the profitability targets specified in the Profit Sharing Plan, Mr. Mashouf also received incentive compensation of approximately 30% of his annual base salary at the end of fiscal 1998 as provided in the Profit Sharing Plan.

     STOCK OPTIONS. Because Mr. Mashouf beneficially owns a substantial amount of the Company's outstanding shares of Common Stock, the Compensation Committee did not grant Mr. Mashouf any options to purchase additional shares of Common Stock.


COMPENSATION COMMITTEE

Barabara Bass
Corrado Federico
Philip Schlein

                       SHAREHOLDER PROPOSALS TO BE PRESENTED
                               AT NEXT ANNUAL MEETING

     Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders of the Company must be received by the Company at its offices at 380 Valley Drive, Brisbane, California 94005 not later than June 21, 1999 and satisfy the conditions established by the SEC for shareholder proposals to be included in the Company's proxy statement for that meeting.



                           TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.





                                        By Order of the Board of Directors,


                                        /S/ MANNY MASHOUF


                                        Manny Mashouf
                                        CHAIRMAN OF THE BOARD OF DIRECTORS,
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


Brisbane, California
October 19, 1998
                              bebe stores, inc.

                PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON NOVEMBER 23, 1998

                     SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Manny Mashouf with full power of substitution to represent the undersigned and to vote all of the shares of stock in bebe stores, inc., a California corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company, 380 Valley Drive, Brisbane, California, on November 23, 1998 at 9:30 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated October 19, 1998 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (2) in his discretion upon such other matters as may properly come before the meeting.

     THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
COMPANY.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
                                                     SIDE

/X/ Please mark your
    votes as in this
    example using
    dark ink only.

A vote FOR the following proposals is recommended by the Board of Directors:


                                                 FOR all nominees listed        WITHHOLD AUTHORITY
                                                 below (except as marked     to vote for all nominees
                                                 to the contrary below.)           listed below.

1. To elect the following five (5) persons               / /                           / /
   as directors to hold office for a
   one-year term and until their
   respective successors are elected and
   qualified:

(INSTRUCTION:  To withhold authority to
vote for any individual nominee, strike a line through that nominee's name in the list below.)

             Manny Mashouf
             Neda Mashouf
             Barbara Bass
           Corrado Federico
            Philip Schlein

                                                         FOR                   ABSTAIN            AGAINST

2. To ratify the appointment of Deloitte &              / /                      / /                / /
   Touche LLP as the Company's
   independent public auditors for the
   fiscal year ending June 30, 1999.


                                               MARK HERE FOR ADDRESS       / /
                                               CHANGE AND NOTE AT LEFT

                                               MARK HERE IF YOU PLAN TO    / /
                                               ATTEND THE MEETING


Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

Date:                  Signature:
     -----------------           ---------------------------------------------

Date:                  Signature:
     -----------------           ---------------------------------------------